EXHIBIT 10.1

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED AND REPLACED WITH [***]. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

AMENDMENT

TO THE LICENSE AGREEMENT OF SEPTEMBER 20, 2013

This amendment agreement (hereinafter referred to as the “Amendment”) is made and executed as of this 25th day of January, 2022 (“Effective Date of Amendment”) by and between:

Orion Corporation, Business Identity Code 1999212-6, a company registered under the laws of Finland and having its principal office at Orionintie 1, 02200 Espoo, Finland (hereinafter referred to as “Orion”); and

Tenax Therapeutics, Inc., EIN number 26-2593535, a company registered under the laws of the State of Delaware, and having its principal office at ONE Copley Parkway, Suite 490, Morrisville, NC 27560, USA (hereinafter referred to as “Licensee”).

Orion and Licensee are collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS,

this Amendment pertains to that certain agreement titled “License Agreement” and existing between the Parties and dated September 20, 2013, as amended on October 9, 2020 (hereinafter referred to as the “Existing Agreement”); and

WHEREAS,

due to the revised timing of the Phase III Study (as defined in the Agreement), it is the intention of the Parties to amend the Existing Agreement by reflecting such revised timing in certain relevant contractual clauses, as set out hereinafter.

NOW, THEREFORE, the Parties, in consideration of the premises and of the mutual agreement, covenants and conditions hereinafter set forth, hereby agree and convene as follows:

1 TERMS USED IN THIS AMENDMENT

1.1	Unless otherwise explicitly agreed herein, all capitalized terms used herein shall have the same meaning as given to them under the Existing Agreement.

2 AMENDMENTS TO THE AGREEMENT

2.1	The definition of the “Phase III Study” shall be replaced with the following:

o	The “Phase III Study” shall mean the phase III study to be conducted by Licensee in respect of the Product and initiated before the end of 2024 and completed before the end of 2028.

1 (3)

2.2	The subsection 2.9 (ii) of the Amendment dated 9 October 2020 shall be replaced with the following:

o

Orion shall have the right but not the obligation to supply the Oral Product to Licensee for Commercialization in the Territory (the “Supply Option”). In the event Orion uses the Supply Option, the Parties shall separately negotiate on such supply of the Oral Product, it being agreed that Orion may not require a higher transfer price for the Oral Product than [***]. In the event Orion has chosen not to supply the Oral Product to Licensee for Commercialization in the Territory, Orion undertakes to arrange the transfer of the relevant manufacturing information and know-how in respect of the Oral Product existing in Orion’s possession to Licensee, or a Third Party manufacturer appointed by Licensee for such purpose (the “Technical Transfer”). The costs and expenses of such Technical Transfer incurred by Orion shall be borne by the Parties in equal shares. Following such Technical Transfer, Orion may, at Licensee’s sole discretion, supply Levosimendan to Licensee (or a Third Party manufacturer appointed by Licensee) at a supply price mutually agreed upon. In the event Orion chooses not to use the Supply Option, Orion shall notify Licensee thereof in writing at the latest before the end of 2024. Further, if Orion does use the Supply Option, Orion shall provide a minimum of twenty-four (24) months advance notice to Licensee if Orion intends to terminate its supply obligation in respect of the Oral Product to Licensee. For the avoidance of doubt, in the event of Orion not having used the Supply Option or Orion having terminated its supply obligation of the Oral Product to Licensee, Licensee may source the Oral Product from a Third Party manufacturer. For clarity, the Modified Oral Product and the Subcutaneously Administered Product are not covered by the Supply Option, and, Licensee is entitled to source the Modified Oral Product and the Subcutaneously Administered Product from a Third Party manufacturer accordingly.

2.3	Section 16.1 (Term) of the Existing Agreement shall be replaced with the following:

o

16.1 Term. This Agreement shall become binding upon the Effective Date and shall continue thereafter in full force and effect, unless terminated sooner pursuant to this Section 16, for ten (10) years after the launch of the Product in the Territory; provided, however, that, to the extent any of the Orion Patent Rights continue in existence in any country in the Territory at the end of such ten (10) year period, this Agreement shall continue in full force and effect on a country-by-country basis until the expiration of such Orion Patent Rights (the “Term”). For purposes of this Agreement, the Product shall be considered launched upon the occurrence of the first commercial sale of the Product by Licensee to a Third Party in an arm’s length transaction following the grant of the Regulatory Approval for the Product in the United States of America by the FDA or in Canada by the relevant Regulatory Authority. However, notwithstanding the foregoing, in the event no Regulatory Approval for the Product has been granted in the United States of America on or before September 20, 2030, either Party shall have the right to terminate this Agreement with immediate effect by notifying the other Party thereof in writing.

3 EFFECTIVE DATE

3.1

The amendments to the Existing Agreement agreed upon herein shall become effective as of the Effective Date of Amendment, and references to the “Agreement” shall henceforth be references to the Existing Agreement as amended hereby.

4 OTHER PROVISIONS

4.1	For the avoidance of doubt it is stated that except for what has been stipulated herein above, all other terms and conditions of the Existing Agreement will remain unchanged.

4.2	The terms and conditions of the Existing Agreement with regard to the choice of law and dispute resolution will apply to this Amendment.

***Balance of page left blank. Signature page follows.***

2 (3)

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed two (2) identical counterparts of this Amendment.

Orion Corporation

By: /s/ Satu Ahomäki	By: /s/ Virve Laitinen
Name: Satu Ahomäki	Name: Virve Laitinen
Title:	Title:

Tenax Therapeutics, Inc.

By: /s/ Chris Giordano	By: /s/ Doug Randall
Name: Chris Giordano	Name: Doug Randall
Title: President & CEO	Title: EVP, Business Development

3 (3)